Media Contact: Phil Wallis ph: (321) 363-5113 pjwallis@newgenerationbiofuels.com	John Baldissera ph: (800) 368-1217
Rob Schatz ph: (212) 370-4500 Rob@wolfeaxelrod.com

New Generation Biofuels Announces Agreement to Replace  Upcoming $1.0 Million Licensing Payment with Common Stock and Cash

Columbia, Maryland – February 22, 2010 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) (“NGBF” or the “Company”) today announced today that on February 19, 2010, it reached an agreement with Mr. Ferdinando Petrucci and PTJ Bioenergy Holdings LTD to replace the upcoming $1,000,000 cash payment for its technology license due in equal installments on February 20th and March 20, 2010 with 1,100,000 shares of the Company’s common stock and $120,000 in cash.

“We are very pleased with this agreement, which significantly increases Mr. Petrucci’s equity interest in the Company, strengthens the positive relationship we have with Mr. Petrucci and reaffirms our mutual confidence in our technology and in our business model,” commented Cary J. Claiborne, CEO of New Generation Biofuels. “This agreement also improves our liquidity position and allows us to focus on the task ahead of increasing our production to meet the growing demand for environmentally friendly energy in the U.S. We believe that our proprietary technology is a natural fit for companies seeking to lower their carbon footprint and can be readily implemented with lower capital investment, and we look forward to the healthy growth of our business in the quarters and years ahead.”

In March 2006, New Generation Biofuels acquired the rights to its proprietary technology through an exclusive license agreement with the inventor of the technology, Mr. Ferdinando Petrucci.  This amendment eliminates the need to make the next $1.0 million payment in cash which was due and payable in equal installments on February 20th and March 20th, 2010, allowing the Company to focus its liquidity resources on ramping up biofuel production and sales growth.  The next licensing payment is not due until February 2011.  Under the terms of the license agreement as amended, the Company will be required to pay $1.0 million per year over the next four years for a total of $4.0 million.

About New Generation Biofuels, Holdings, Inc.
New Generation Biofuels is a renewable fuels provider. New Generation Biofuels holds an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from plant oils and animal fats that it markets as a new class of biofuel for power generation, commercial and industrial heating and marine use. The Company believes that its proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. New Generation Biofuels’ business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees.

Forward Looking Statements
This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements The risks and uncertainties related to our business include all the risks attendant an emerging growth development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in subsequent filings with the Securities and Exchange Commission.